AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

WORLD ENERGY SOLUTIONS, INC.

The undersigned, being the Chief Executive Officer and a member of the Board of Directors of World Energy Solutions, Inc., a Florida corporation, hereby certifies that the following Articles constitute the Amended and Restated Articles of Incorporation of World Energy Solutions, Inc., as of the date of execution set forth below.

ARTICLE

Corporate Name and Principal Office

The name of this corporation is World Energy Solutions, Inc. and its principal office and mailing address shall be 3900 31st Street North, St. Petersburg, Florida 33714.

ARTICLE

Commencement of Corporate Existence

The corporation shall come into existence on September 23, 1997.

ARTICLE

General Nature of business

The corporation may transact any lawful business for which corporations may be incorporated under Florida law.

ARTICLE

Capital Stock

Common Stock: The aggregate number of shares of stock authorized to be issued by this corporation shall be 750,000,000 shares of common stock, each with a par value of $.0001.  Each share of issued and outstanding common stock shall entitle the holder thereof to fully participate in all shareholder meetings, to cast one vote on each matter with respect to which shareholders have the right to vote, and to share ratably in all dividends and other distributions declared and paid with respect to the common stock, as well as in the net assets of the corporation upon liquidation or dissolution.

Preferred Stock:  The Corporation is authorized to issue 100,000,000 shares of $.0001 par value Preferred Stock.  The Board of Directors is expressly vested with the authority to divide any or all of the Preferred Stock into series and to fix and determine the relative rights and preferences of the shares of each series so established, provided, however, that the rights and preferences of various series may vary only with respect to:

(a)

the rate of dividend;

(b)

whether the shares maybe called and, if so,  the call price and the terms  and conditions of call;

(c) the amount payable upon the shares in the event of voluntary and involuntary liquidation;

(d) sinking fund provisions, if any, for the call or redemption of the shares;

(e)

the terms and conditions, if any, on which the shares may be converted;

(f)

voting rights; and

(g)

whether the shares will be cumulative, noncumulative or partially cumulative as to dividends and the dates from which any cumulative dividends are to accumulate.

The Board of Directors shall exercise the foregoing authority by adopting a resolution setting forth the designation of each series and the number of shares therein, and fixing and determining the relative rights and preferences thereof.  The Board of Directors may make any change in the designation, terms, limitations and relative rights or preferences of any series in the same manner, so long as no shares of such series are outstanding at such time.

Within the limits and restrictions, if any, stated in any resolution of the Board of Directors originally fixing the number of shares constituting any series, the Board of Directors is authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of such series.  In case the number of shares of any series shall be so decreased, the share constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V

Registered Office and Agent

The street address of the registered office of the corporation is 8200 Seminole Boulevard, Seminole, Florida 33772 and the registered agent of the corporation at such address is Clifford J. Hunt, Esquire.

ARTICLE VI

Incorporator

The name and address of the corporation’s incorporator is:

Name

Address

Stephanie R. Conn

220 South Franklin Street

Tampa, Florida 33602

ARTICLE VII

By-Laws

If in the judgment of a majority of the entire Board of Directors, (excluding from such majority any director under consideration for indemnification), the criteria set forth in § 607.0850(1) or (2), Florida Statutes, as then in effect, have been met, then the corporation shall indemnify any director, officer, employee or agent thereof, whether current or former, together with his or her personal representatives, devisees or heirs, in the manner and to the extent contemplated by § 607.0850, as then in effect, or by any successor law thereto.

IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation this 13th day of August, 2007.

WORLD ENERGY SOLUTIONS, INC.

/s/:  Benjamin C. Croxton

Benjamin C. Croxton,

Chief Executive Officer